EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2015

Willimantic, Connecticut — April 22, 2015. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $921,000, or $0.07 diluted earnings per share, for the quarter ended March 31, 2015 versus $906,000, or $0.07 diluted earnings per share, for the quarter ended March 31, 2014.

Net interest income decreased $564,000 to $9.4 million for the quarter ended March 31, 2015 from $10.0 million for the quarter ended March 31, 2014. Lower net interest income was primarily due to lower rates on securities and loans and a decrease in the average balance of loans outstanding, partially offset by a lower cost of funds versus the comparable period in 2014.

Compared to the same period in 2014, the provision for loan losses decreased $95,000 for the first quarter of 2015, as a result of reductions in nonperforming loans and reserves for impaired loans. At March 31, 2015, nonperforming loans totaled $4.8 million, compared to $6.0 million at March 31, 2014, resulting from decreases in nonperforming residential mortgage loans and multi-family and commercial mortgage loans of $928,000 and $609,000, respectively. Net loan charge-offs were $50,000 for the quarter ended March 31, 2015 compared to $94,000 for the quarter ended March 31, 2014.

Noninterest income decreased $435,000 to $2.3 million from $2.8 million for the quarter ended March 31, 2015, compared to the same period in the prior year. Decreases in other noninterest income, service fees and wealth management fees contributed to lower noninterest income during 2015, partially offset by an increase in the cash surrender value of bank owned life insurance policies. Service fees and wealth management fees decreased $70,000 and $25,000, respectively, compared to the same period in the prior year, as a result of a reduction in overdraft privilege fees and lower trust and investment service fees. Other noninterest income declined $289,000 for the first quarter of 2015 over the comparable period in 2014. For the first quarter in 2014, other noninterest income included the reimbursement of $250,000 in legal fees and other foreclosure expenses incurred in a prior period on two commercial loans.

Noninterest expenses decreased $893,000 for the first quarter of 2015 compared to the same period in 2014. Salaries and employee benefits declined $256,000, resulting from a reduction in staffing levels year-over-year. The Bank’s conversion to a state-chartered financial institution effective in December 2014 contributed to the decrease of $104,000 in the regulatory assessment for the first quarter of 2015. Costs associated with other real estate owned declined $87,000 during the first quarter of 2015. Additionally, computer and occupancy expenses decreased $55,000 and $54,000, respectively, for the first quarter of 2015 compared to the same period in 2014. For the comparable period in 2014, higher other noninterest expenses included fraudulent debit card transactions of $240,000 and prepayment penalties totaling $75,000 for the early extinguishment of certain Federal Home Loan Bank borrowings.

Total assets increased $14.9 million, or 1.1%, to $1.37 billion at March 31, 2015, principally due to increases of $13.4 million in cash and cash equivalents and $3.5 million in available for sale securities, partially offset by a reduction in net loans receivable of $1.7 million. The lower balance of net loans receivable reflects decreases in multi-family and commercial real estate loans of $3.3 million and SBA and USDA guaranteed loans of $2.6 million, partially offset by increases in construction, condominium association and other commercial business loans of $1.8 million, $1.3 million, and $1.1 million, respectively. Residential and commercial real estate loan originations increased $12.0 million and $2.4 million, respectively, during the first quarter of 2015 compared to the same period in 2014, offset by decreases in commercial business and consumer loan originations of $10.5 million and $1.3 million, respectively.

Total liabilities increased $13.6 million, or 1.1%, to $1.21 billion at March 31, 2015 compared to $1.19 billion at December 31, 2014. Deposits increased $18.9 million, or 1.9%, which included increases in NOW and money market accounts of $22.4 million and certificates of deposit of $6.1 million, partially offset by decreases in noninterest-bearing deposits of $8.4 million and savings accounts of $1.3 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $4.3 million from $156.5 million at December 31, 2014 to $152.3 million at March 31, 2015, resulting from net repayments of FHLB advances.

Total shareholders' equity increased $1.3 million from $157.7 million at December 31, 2014 to $159.0 million at March 31, 2015. The increase in shareholders' equity was attributable to net income of $921,000, an increase in net unrealized gain on available for sale securities aggregating $702,000 (net of taxes) and the exercise of stock options of $2.2 million, partially offset by common shares repurchased totaling $2.3 million and dividends of $493,000. At March 31, 2015, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Despite the continued pressure on the net interest margin stemming from the prolonged low interest rate environment, we are pleased with our operating results for the first quarter. Ongoing efforts to reduce our noninterest expenses are reflected in the lower level of operating costs, while growth in deposits and continued strong asset quality indicate a solid balance sheet, ” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the ability to successfully integrate the operations of the former Newport Bancorp, Inc., the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	March 31,	December 31,
(In Thousands / Unaudited)	2015	2014

ASSETS
Noninterest-bearing cash and due from banks	$17,413	$18,965
Interest-bearing cash and cash equivalents	35,264	20,286
Securities	186,829	183,373
Loans held for sale	562	747
Loans receivable, net	1,043,160	1,044,864
Bank-owned life insurance	21,468	21,306
Premises and equipment, net	21,915	21,711
Intangible assets	18,547	18,697
Deferred tax asset	7,521	8,048
Other real estate owned, net	1,324	1,271
Other assets	11,424	11,265
Total assets	$1,365,427	$1,350,533

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,029,647	$1,010,713
Borrowings	152,254	156,525
Other liabilities	24,498	25,556
Total liabilities	1,206,399	1,192,794

Shareholders' equity	159,028	157,739
Total liabilities and shareholders' equity	$1,365,427	$1,350,533

SELECTED OPERATING DATA:

	Three Months Ended
	March 31,
(In Thousands / Unaudited)	2015	2014

Interest and dividend income	$11,470	$12,071
Interest expense	2,047	2,084
Net interest income	9,423	9,987

Provision for loan losses	335	430
Net interest income after provision for loan losses	9,088	9,557

Noninterest income	2,337	2,772
Noninterest expenses	10,061	10,954
Income before income taxes	1,364	1,375

Income tax provision	443	469
Net income	$921	$906

SELECTED OPERATING DATA - Concluded:

	Three Months Ended
	March 31,
(Unaudited)	2015	2014

Earnings per share:
Basic	$0.07	$0.07
Diluted	$0.07	$0.07

Weighted average shares outstanding:
Basic	12,315,733	12,295,225
Diluted	12,354,374	12,343,477

SELECTED FINANCIAL RATIOS:

	At or For the
	Three Months Ended
	March 31,
(Dollars in Thousands, Except per Share Data / Unaudited)	2015	2014

Selected Performance Ratios:
Return on average assets (1)	0.28%	0.27%
Return on average equity (1)	2.36	2.37
Interest rate spread	2.93	3.07
Net interest margin	3.07	3.21
Efficiency ratio (2)	85.55	86.09

Asset Quality Ratios:
Allowance for loan losses	$8,083	$7,252
Allowance for loan losses as a percent of total loans (3)	0.77%	0.69%
Allowance for loan losses as a percent of nonperforming loans	169.81	121.21
Nonperforming loans	$4,760	$5,983
Nonperforming loans as a percent of total loans (3)	0.45%	0.57%
Nonperforming assets (4)	$6,084	$8,020
Nonperforming assets as a percent of total assets	0.35%	0.59%

Per Share Data:
Book value per share	$12.45	$12.03
Less: Intangible assets per share(5)	(1.45)	(1.51)
Tangible book value per share (5)	11.00	10.52
Dividends declared per share	$0.04	$0.03

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $18.5 million and $19.4 million at March 31, 2015 and 2014, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514